Exhibit 5.1

[                    ], 2010

Brookfield Residential Properties Inc.

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, Ontario, Canada M5J 2T3

Dear Sirs/Mesdames:

Re:	Brookfield Residential Properties Inc.

We are acting as Canadian counsel to Brookfield Residential Properties Inc. (the “Company”) in connection with the Registration Statement on Form F-4, as amended or supplemented, (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the United States Securities Act of 1933, as amended, of the number of common shares (the “Common Shares”) and 8% convertible preferred shares (the “Preferred Shares”) of the Company set out in the Registration Statement. The Common Shares and Preferred Shares will be issued in connection with the transactions contemplated by the merger and contribution agreement dated October 4, 2010 among Brookfield Homes Corporation, Brookfield Residential Properties Inc., Brookfield Residential Acquisition Corp. and Brookfield Properties Corporation (the “Merger Agreement”), as described in the Registration Statement. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined and relied as to matters of fact upon such records and proceedings of the Company, the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and officers or directors of the Company and such other documents, and have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed.

In rendering the opinion expressed herein we have assumed:

(a)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, photostatic, notarized or true copies or facsimiles, and the authenticity of the originals of such documents;

(b)	the identity and capacity of all individuals acting or purporting to act as public officials; and

(c)	that any party to any agreement or instrument referred to herein who is a natural person has the legal capacity to enter into, execute and deliver such agreement or instrument and has not entered into, executed or delivered the same under duress or as a result of undue influence.

We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Our opinion is given to you as of the effective date of the Registration Statement as determined by the SEC and we disclaim any obligation to advise you of any change after such date in or affecting any matter set forth herein.

The opinion hereinafter expressed relates only to the laws of the Province of Ontario and the federal laws of Canada applicable therein and is based upon legislation in effect on the date hereof.

Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that the Common Shares and Preferred Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm name therein.

Yours very truly,